EXHIBIT 10.19


                         EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS EXECUTIVE EMPLOYMENT AGREEMENT ("AGREEMENT") effective the 1ST DAY OF OCTOBER, 2000, is by and between XATA Corporation, a Minnesota corporation ("Company"), and WILLIAM P. FLIES ("Executive"), a Minnesota resident.

                                    RECITALS:

 WHEREAS, the Company desires to employ Executive

 WHEREAS, Executive desires to be employed by the Company; and

                  WHEREAS, Company and Executive desire to set forth in writing the terms and conditions of their agreements and understanding;

                  NOW THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, the Company and the Executive agree as follows:

            A. Executive is employed by the Company in the capacity of PRESIDENT & CHIEF EXECUTIVE OFFICER (CEO) effective the date of this Agreement.

            B. The Company is currently engaged in the development of onboard information technology products. (the "Products") and in marketing such Products to the transportation industry (hereafter the "Company's Business").

            C. Executive has certain unique skills, talents, contacts, judgment, and knowledge, all to the benefit of the Company, and has knowledge of the Company's Business, strategies, and objectives.


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      1.    DEFINITIONS. Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

            1.1 "AGREEMENT" means this Executive Employment Agreement, as from time to time amended.

            1.2 "BASE SALARY" means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth at Section 3.1 of this Agreement.

            1.3 "BENEFICIARY" means the person or persons designated in Exhibit "B" of this Agreement and signed by Executive to receive any benefits payable after Executive's death pursuant to this Agreement. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive's estate.

            1.4   "BOARD" means the Board of Directors of the Company.

            1.5 "CAUSE" has the meaning set forth at Section 4.2 of this Agreement.

            1.6   "COMPANY" means all of the following, jointly and severally:
                  (a) XATA Corporation and
                  (b) any Successor.

            1.7 CONFIDENTIAL INFORMATION" means information that is proprietary to the Company or proprietary to others and entrusted to the Company that has not been published and/or disclosed to the public, whether or not trade secrets, and including, but not limited to, the Company's business plans, advertising and/or marketing plans, financial performance, financial projections, customer lists, pricing information, personnel matters, or any other matter considered or reasonably expected to be considered by the Company regarding the Company's business and its employees.

            1.8   "DATE OF TERMINATION" has the meaning set forth at Section
                  4.7.2 of this Agreement.

            1.9 "DISABILITY" shall mean a physical or mental infirmity that impairs the Executive's ability to substantially perform his duties if it continues for a period of at least 180 consecutive days. Notwithstanding anything contained in this Agreement to the



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                  contrary, until the Date of Termination specified in a Notice of Termination relating to the Executive's Disability, the Executive shall be entitled to return to his position with the Company, in which event no Disability of the Executive will be deemed to have occurred.

            1.10 "GOOD REASON" has the meaning set forth at Section 4.4 of this Agreement.

            1.11 "INCENTIVE BONUS" means the actual cash bonus payable to the Executive as set forth in Section 3.1 of this Agreement.

            1.12  "NOTICE OF TERMINATION" has the meaning set forth at Section
                  4.7.1 of this Agreement.

            1.13 "PLAN" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy, or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

            1.14 "SUBSIDIARY" means any corporation at least a majority of whose securities having ordinary voting power for the election of the directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Parent Corporation, the Company and/or one or more Subsidiaries.

            1.15 "SUCCESSOR" has the meaning set forth at Section 9.1.1 of this Agreement.

            1.16 "INVENTIONS" means ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

            1.17 "WORKS OF AUTHORSHIP" means writings, drawings, software, and any other works of authorship, whether or not such are copyrightable.



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      2.    EMPLOYMENT, DUTIES AND TERMS

            2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment as PRESIDENT & CHIEF EXECUTIVE OFFICER
                  (CEO) of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate the Executive's employment by the Company.

            2.2 DUTIES. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company's bylaws, as amended from time to time, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

            2.3 CERTAIN PROPRIETARY INFORMATION. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

            2.4 TERM. This Agreement shall be effective as of the date set forth above, and shall be in effect until September 30, 2001, provided that, commencing on October 1, 2001, and on each October 1, thereafter, the term of this Agreement shall be renewed automatically for the subsequent one-year period unless either the Executive or the Company gives written notice to the other party of its intent not to so extend this Agreement at least 60 days prior to the end of the term of this Agreement or the applicable renewal period, as the case may be. At the time of renewal of this Agreement, the Executive's compensation plan, as shown on Exhibit "A", and Beneficiary Designation, as shown on Exhibit "B", will be reviewed and updated by the Company and the Executive, which updates will be dually noted by Signatures and dates by the Executive and the Board's designated compensation representative.

            2.5 RETURN OF PROPRIETARY PROPERTY. Executive agrees that all property in Executive's possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda,




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                  computer print-outs, customer lists, credit cards, keys,
                  identification, products, access cards, automobiles, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination or at such earlier time as the Company may reasonably request.


            2.6   POSITION AND DUTIES.

                  (a) During the Employment Period, Executive shall serve as the PRESIDENT AND CHIEF EXECUTIVE OFFICER (CEO) of the Company, and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to supervision and control by the Board of Directors of the Company (the "Board"). During the Employment Period, Executive may also serve as a director of the Company providing the Shareholders elect the Executive to that position. During the Employment Period, Executive may also serve as a director of any affiliate of the Company designated by the Board for so long as the Board or the affiliate's shareholders, whichever applies, causes the Executive to be elected to or appointed to such position, as the case may be.

                  (b)   Executive shall report to THE BOARD OF DIRECTORS.

                  (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness, or other incapacity and provided such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform his duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

                  (d) Executive shall perform his duties and responsibilities hereunder principally in the Minneapolis, Minnesota metropolitan area.



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      3.    COMPENSATION, BENEFITS AND EXPENSES.

            3.1 BASE SALARY/INCENTIVE BONUS/STOCK OPTIONS. Subject to Section 4.8, during the term of Executive's employment under this Agreement and for as long thereafter as required pursuant to
                  Section 4, the Company shall pay Executive a Base Salary at an annual rate that is not less than ONE HUNDRED EIGHTY THOUSAND DOLLARS ($ 180,000) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices. If Executive's Base Salary is increased from time to time during the term of Executive's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Executive's term of employment under this Agreement and for as long thereafter as required pursuant to Section 4, subject to any subsequent increases. In addition, the Executive shall be entitled to an annual Incentive Bonus as described on Exhibit "A", which may be modified from year to year contingent upon and adjusted by the Company's achievement of goals defined by the Compensation Committee of the Board and approved by the Board. In addition, the Executive may be entitled to an annual grant of stock options.

            3.2 BUSINESS EXPENSES. During the term of the Executive's employment under this Agreement and as for as long thereafter as required pursuant to Section 4, the Company shall, in accordance with, and to the extent of its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive's duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company, home telephone expenses incurred in service of the Company, social and civic club membership and participation expenses and entertainment expenses, provided that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

            3.3 FUTURE GRANT OF OPTIONS. The Company may grant to Executive options to acquire shares of the Company's common stock as described on Exhibit "A", which may be modified from year to year as approved by the Board.

            3.4 DISCRETIONARY BONUSES. Executive shall be eligible to receive bonuses from time to time as may be awarded to Executive by the



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                  Board or a compensation committee appointed by the Board which recommendations will be approved by the Board in the Board's sole discretion. The discretionary bonuses, if any, will be in addition to any bonuses described in Exhibit "A".

            3.5 TERM LIFE INSURANCE. During the term of this Agreement, the Company shall pay the premiums to purchase and maintain term life insurance on the life of the Executive in an amount equal to four times the Executive's Base Salary as in effect from time to time as recorded on Exhibit "A", the benefit to be payable to such Beneficiary as Executive shall advise the Company and the insurer from time to time.

            3.6 NONASSIGNABILITY OF BENEFITS. Executive shall not transfer, assign, encumber, or otherwise dispose of his right to receive payments hereunder and, in the event of any attempted transfer or assignment, the Company shall have no further liability to Executive under this Agreement.

      4.    EARLY TERMINATION

            4.1 EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Section 5, this Article 4 sets forth the terms for early termination of the Executive's employment under this Agreement.

            4.2 TERMINATION BY THE COMPANY FOR CAUSE. The company may terminate this Agreement for Cause. A termination of employment shall be for "Cause" if the Executive

                  (i)   has been convicted of a felony
                  (ii) has engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company, or
                  (iii) has intentionally engaged in other conduct that is
                        demonstrably and materially injurious to the Company, monetarily or otherwise;
                  (iv)  the commission by Executive of a fraud;
                  (v) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates;
                  (vi) conduct by Executive tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrespect;
                  (vii) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates.



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            4.3   TERMINATION BY COMPANY WITHOUT CAUSE. The Company may
                  terminate Executive's employment under this Agreement or any renewal thereof at any time, provided that the Company shall pay Executive all compensation due to Executive under this Agreement for the remaining term of this Agreement or any renewal thereof, as the case may be plus any compensation as defined in Section 4.8.

            4.4 TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate Executive's employment under this Agreement for Good Reason. Termination by Executive for "Good Reason" shall mean termination of employment based on any one or more of the following:

                  4.4.1 POSITION AND DUTIES. Assignment to Executive by the
                        Company of duties which are inconsistent with Executive's position, duties, responsibilities, and status with the Company, or a change in Executive's titles or offices, or any removal of Executive from, or any failure to reelect or reappoint Executive to any such positions, except in connection with the termination of his employment for Disability or Cause or as a result of Executive's death or by Executive other than for Good Reason;

                  4.4.2 COMPARABLE BENEFIT PLAN. Any failure to the Company to continue in effect, or to provide a comparable substitute for, any benefit plan or arrangement (including, without limitation, any profit sharing plan, executive supplemental medical plan, group life insurance plan, and medical, dental, accident, and disability plans but excluding incentive plans or arrangements, which are the subject of Section 4.4.4) in which Executive is participating as in effect on the date hereof, (or any other plans providing executive with substantially similar benefits) (hereinafter referred to as "BENEFIT Plans"), or by the taking of any action by the Company that would adversely affect Executive's participation in or materially reduce Executive's benefits under any such Benefit Plan or deprive Executive of any material fringe benefit enjoyed by Executive as in effect on the date hereof.

                  4.4.3 COMPARABLE INCENTIVE PLAN. Any failure by the Company to continue in effect, or to provide a comparable substitute for any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar



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                        incentive compensation benefits) in which Executive is
                        participating, or is eligible to participate, (hereinafter referred to as "INCENTIVE PLANS") or the taking of any action by the Company which would adversely affect Executive's participation in any such Incentive Plan.

            4.5 TERMINATION IN THE EVENT OF DEATH OF DISABILITY. The term of Executive's employment under this Agreement shall terminate in the event of Executive's death or Disability, subject to the provisions of Section 4.8 hereof.

            4.6 TERMINATION BY MUTUAL AGREEMENT. The parties may terminate Executive's employment under this Agreement at any time by mutual written agreement.

            4.7 NOTICE OF TERMINATION; DATE OF TERMINATION; OFFER OF CONTINUED EMPLOYMENT. The provisions in this Section 4.7 shall apply in connection with any early termination of Executive's employment under this Agreement pursuant to this Section 4.

                  4.7.1 For purposes of this Agreement, A "NOTICE OF
                        TERMINATION" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination by the Company or by the Executive pursuant to this Section 4 (other than a termination by mutual agreement pursuant to Section 4.6 or death) shall be communicated by written Notice of Termination to the other party hereto.

                  4.7.2 For purposes of this Agreement, "DATE OF TERMINATION"
                        shall mean: (a) if Executive's employment is terminated due to death, the last day of the month first following the month during which Executive's death occurs; (b) if Executive's employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (c) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (d) if Executive's employment is terminated by mutual agreement of the parties, the date specified in such agreement; or (e) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than thirty (30) calendar days after the date on which a Notice of Termination is given, unless an



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                        earlier date has been expressly agreed to by Executive
                        in writing either in advance of, or after, receiving such Notice of Termination.

            4.8   COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

                  4.8.1 If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor mutually acceptable to the Company and the Executive and retained by the Company, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not beyond the Date of Termination, and 65% thereafter until the Date of Termination. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for the Company's employees. Thereafter, Executive shall be eligible to receive benefits provided by the Company under the provisions of disability insurance coverage in effect for the Company's employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

                  4.8.2 If the Executive's employment under this Agreement is terminated on account of Disability or death, the Company shall, within ten (10) fiscal days following the Date of Termination, pay any amounts due to Executive under this Agreement through the Date of Termination, pay any amounts due to Executive under this Agreement through the Date of Termination, including, without limitation, amounts to which Executive is entitled under any Plan in accordance with the terms of such Plan, and further including, without limitation, a pro rata portion (prorated through the Date of Termination) of any Target Incentive Bonus or other annual or long-term bonus or incentive payments (for performance periods in effect at the Date of Termination) to which


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                        Executive would have been entitled had Executive
                        remained continuously employed through the end of such performance periods and continued to perform Executive's duties in the same manner as performed immediately prior to the Executive's death or Disability.

                  4.8.3 If Executive's employment under this Agreement is
                        terminated by the Company for Cause, or by Executive for other than Good Reason, the Company shall pay Executive only the Base Salary through the Date of Termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

                  4.8.4 If Executive's employment under this Agreement is
                        terminated by the mutual agreement of the parties under
                        Section 4.6, the Company shall provide Executive with the payments and benefits specified in this Agreement.

                  4.8.5 If the Company terminates Executive's employment
                        hereunder without Cause other than in the event of death or Disability (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper termination for Cause or Disability shall be a termination by the Company without Cause) or if Executive terminates his employment hereunder for Good Reason in accordance with Section 4.4, the Company shall:

                        4.8.5.1 continue to pay Executive's Base Salary in accordance with Section 3.1 at the annual rate in effect hereunder immediately prior to the Date of Termination in the same manner as if Executive had remained continuously employed for one additional year of this Agreement (12 months);

                        4.8.5.2 cause Executive's continued participation in all Plans in accordance with Section 3.2 of this Agreement as if Executive remained continuously employed with the Company for the unexpired term of this Agreement for all purposes, including, without limitation, grants, awards, accruals and vesting thereunder; provided that, if such continued participation is not permissible under applicable law, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled

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                                  under those Plans in which Executive's
                                  continued participation is not permissible, and

                        4.8.5.3 reimburse the Executive for outplacement expenses up to $10,000, which amount shall be payable for services provided within the first twelve months following the Date of Termination upon submission to the Company of appropriate documentation evidencing
                                  Executive's payment for such services.

                  4.8.6 The payments determined pursuant to Section 4.8.5 shall be mitigated to the extent of Executive's "earned income" within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") during the remainder of the period with respect to which such payments pursuant to Section 4.8.5 are required to be paid.

      5. RESTRICTIVE COVENANTS. Except as otherwise provided in this Agreement, the Executive will not, during the period of his employment with the Company, and for a period of one (1) year thereafter (except for Section 5.1, with the time therein set forth), directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

            5.1 CONFIDENTIAL INFORMATION. Reveal to any person or entity outside of the Company, except as may be explicitly necessary as part of the direct responsibilities of the Executive's position with the Company, any Confidential Information. Executive shall keep the Company's confidential documents secure and avoid the inadvertent or intentional disclosure of the Company's business matters inside and/or outside the Company. Disclosure of Confidential Information within the Company shall only be on a need-to-know basis, as is required or necessary to carry out the Executive's duties as an employee of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.1 will survive for as long as the company, in its sole judgment, considers the information to be Confidential Information. The obligations under this Section 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.



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            5.2   NON-COMPETITION. Directly or indirectly, own (except as a
                  shareholder of up to 5% of the outstanding stock in a publicly traded corporation), manage, operate, participate in ownership, participate in management, participate in operation or control, or be employed by, or act as a consultant to, or become an independent contractor with, or become an adviser to, or be connected in any manner with, any individual or other entity which engages in or has an interest in a business that meaningfully competes with the Company's Business. Notwithstanding the foregoing, it is agreed that Executive shall not be in violation of his Section 5.2 if he is associated with (a) a company which develops or markets onboard information technology products which compete, directly or indirectly, with the Company's Business if such products accounted for less than 10% of the gross sales of such company in its last fiscal year and are reasonably expected to account for less than10% of its gross sales in the current fiscal year, or (b) a division or department of any company (even if such company competes with the Company) that is not involved, directly or indirectly, in developing, manufacturing or selling products that compete with the Company's Business.

            5.3 NON-ENTICEMENT. Directly or indirectly interfere with the contractual or other relationships between the Company and any other employees, independent contractors, consultants, prospective employees, prospective consultants, prospective independent contractors to the Company, to be either employed by or retained by the Company; or induce the Company's other employees to leave the employ of the Company.

            5.4 NON-CUSTOMER INTERFERENCE. Call upon any person or entity which is/was a customer or prospective customer or vendor of the Company (including the Subsidiaries thereof) in direct competition with the current Business of the Company or known planned products or services of the Company, or its Subsidiaries. As used herein, the term "customer" means any entity to whom the Company, or its Subsidiaries, has provided services within the twelve (12) month period prior to the date of Executive's termination; the term "prospective customer" means any entity that has been subject to documented sales and marketing activity, other than mass mailings. by the Company, or its Subsidiaries, within the twelve (12) month period prior to the date of the Executive's termination; and "vendor" means any entity serving as a source for any products sold by the Company or entity producing products or services for the Company to enable it to provide products and services to the Company's customers.



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            5.5   NON-MERGER INTERFERENCE. Call upon, for the purpose of
                  acquiring or performing services for such entity, any prospective acquisition or merger candidate which was either called upon by the Company, or its Subsidiaries, or for which the Company, or its Subsidiaries, made an acquisition or merger analysis during the six (6) month period prior to the date of Executive termination.

            5.6 INTERPRETATION. It is agreed by the parties that the foregoing covenants in Section 5.1 through 5.5, inclusive, impose a reasonable restraint on Executive in light of the Company's Business and related activities on the date of the execution of this Agreement.

            5.7 REMEDIES. Executive agrees that any breach or threatened breach of the covenants set forth in this Section 5 will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting other rights and remedies the Company may have at law or under and pursuant to this Agreement, Executive consents to remedies pursuant to this
                  Section 5.7, including, but not limited to, the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants by any court of appropriate jurisdiction. Such injunction shall provide the Company with at least a one (1) year contractual protection agreed to by the parties, and in the event the Executive violates the terms of the injunction, Executive agrees that a court of appropriate jurisdiction shall have the power to extend the length or breadth of the injunction to provide the Company with the full measure of protection intended by this Agreement, including, but not limited to, the extension of such injunction for a reasonable period of time in order to eliminate any commercial advantage which may be derived from a misappropriation of Confidential Information or a breach or default of the covenants set forth in Sections 5.2 through 5.5, inclusive. If any or all of the aforesaid covenants are held not to be enforceable because of the scope or duration of such covenant, or if applicable, the area covered by such covenants, the parties agree that a court of appropriate jurisdiction shall make such determination, and the court shall have the power to reduce the scope, duration, and area of any covenant (or one or more of the foregoing) to the extent which allows maximum scope, duration and area as permitted by applicable law. The covenants in this Section 5 protect not only the Company but also any operations controlled by the Company or controlling the Company, whether a Parent Corporation, Subsidiary, brother/sister corporation or affiliate. The Executive shall pay reasonable attorneys' fees, costs and expenses that may be incurred by the Company in enforcing one or more of the covenants set forth in this
                  Section 5. Section 5 shall have




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

                  independent legal significance and shall survive termination of this Agreement.

      6.    INVENTIONS

            6.1 DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND OTHER WORKS. Executive shall promptly disclose to the Company in writing all inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of his employment at the company or on Executive's own time, during the term of this Agreement and for one year after termination of this Agreement except as exempted as described in 6.2 below. Executive shall assign all rights to all such inventions and Works of Authorship to the Company. Executive shall give the Company considers necessary or desirable in order to transfer or record the transfer of Executive's entire right, title and interest in such inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear any reasonable expenses in this regard.

            6.2 NOTICE: MINNESOTA LAW EXEMPTS FROM THIS AGREEMENT "AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EXECUTIVE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (A) TO THE BUSINESS OF THE COMPANY, OR (B) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY EXECUTIVE FOR THE COMPANY."

            6.3 ADDITIONAL EXCLUSIONS. The inventions and Works of Authorship set forth in Exhibit C (if no Exhibit C is attached, there is nothing to disclose) to this Agreement which Executive owns or controls shall also be excluded from operation of Section 6.1 of this Agreement, and Executive represents that such inventions and Works of Authorship were conceived, made, written, or created by the Executive prior to the employment with the Company (although they may be useful to the Company), its Subsidiaries or affiliates. Other than the Inventions and Works of Authorship listed in Exhibit C, Executive does not own or control rights in any inventions or Works of Authorship and Executive shall not assert any such rights against the Company.



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



      7.    EXCISE TAX PAYMENTS

            7.1 In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), paid or payable to the Executive or for his benefit or distributed pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "PAYMENT" or "PAYMENT") would be subject to the excise tax imposed by
                  Section 4999 of the Code or any interest or penalties become payable by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Executive will be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown as due on his return, imposed with respect to such taxes and the Excise
                  Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, PROVIDED HOWEVER, that in no event shall the amount of the Gross-Up Payment exceed an amount equal to 100% of the Executive's Base Salary and Target Incentive Bonus in effect at the Date of Termination.

            7.2 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the largest accounting firms in the United States (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its determination (the "DETERMINATION"), together with detailed supporting calculations and documentation, to the Company and the Executive within five days of the of the Date of Termination, if applicable, or such other time as requested by the company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise
                  Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "DISPUTE"). The Gross-Up Payment, if any, as determined pursuant to this Section 7.2 shall be paid by the Company to the Executive within five days of the receipt of the Determination. The



                                    16 of 23
                  existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution, or if it is determined that the Excise Tax is lower than originally determined, the Executive shall repay to the Company the excess amount of the Gross-Up Payment, if there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of
                  Section 7.3 below.

            7.3 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

      8.    ARBITRATION

            Each party retains the right to bring an action in a court of law for the interpretation and/or enforcement of the terms of this Agreement. The Executive and the Company shall also have the right and option to mutually agree (in lieu of litigation) to have a dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before one arbitrator mutually agreed upon by the Executive and the Company, sitting in a location selected by the Company within 25 miles from the location of the Company's principal place of business. To the extent not otherwise inconsistent with the express provisions of this Agreement, the rules of the American Arbitration Association then in effect shall apply unless the Executive and the Company otherwise agree. In the event the Company and the Employee cannot agree upon an arbitrator within 60 days of the receipt of a written request for arbitration under this Agreement, the parties shall apply to the District Court for Hennepin County for the Court to appoint an arbitrator pursuant to Minnesota Statutes Section 572.10, as amended. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The arbitrator, in its discretion, may award attorneys fees and costs for the party in whose favor the arbitrator rules.



                                    17 of 23

      9.    GENERAL PROVISIONS

            9.1   SUCCESSORS AND ASSIGNS:

                  9.1.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "COMPANY" as used herein shall include such successors (including a Surviving Corporation) and assigns. The terms "SUCCESSORS" or "SUCCESSORS AND ASSIGNS" as used herein each shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation or law or otherwise.

                  9.1.2 Neither this Agreement nor any right or interest
                        hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

            9.2 NO OFFSETS. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executives to the Company.

            9.3 NOTICES. All notices, requests, and demands given to or made pursuant hereto shall except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified US mail to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (1) if personally delivered, upon delivery; or (2) if mailed, on the registered date or the date stamped on the certified mail receipt.

            9.4 WITHHOLDING. To the extent required by an applicable law, including, without limitation, any federal, state or local income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of



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

                  any amount or amounts payable to Executive under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

            9.5 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

            9.6 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

            9.7 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            9.8 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

            9.9 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

            9.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, except stock option agreements, and any and all such prior agreements or understandings, except stock option agreements, are hereby rescinded by mutual agreement.



                                    19 of 23

            9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            9.12 SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive's employment hereunder, shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

            9.13 RIGHT TO COUNSEL. Executive acknowledges he is aware of his right to obtain independent legal counsel of his own choosing with respect to any matter or issue made or created by or under this Agreement. Execution of this Agreement by the Executive is an acknowledgement by the Executive that either he has had the opportunity to review this Agreement to his own satisfaction, has read and understood the terms and conditions of this Agreement, has consulted with an attorney and has had the terms and conditions of this Agreement satisfactorily explained to the Executive, or has waived the right to seek his own independent counsel, but nonetheless, acknowledges that he understands the terms of this Agreement, and this Agreement is executed and delivered freely and voluntarily by the Executive without any force or coercion from the Company or any other third party.



IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.

         COMPANY:          XATA Corporation, a Minnesota Corporation

         By          /s/   Stephen A. Lawrence
            --------------------------------------------------

         Name              Stephen A. Lawrence
              ------------------------------------------------

         Its               Chairman
             -------------------------------------------------



EXECUTIVE:     /s/         William P. Flies
           ---------------------------------------------------
                                WILLIAM P. FLIES




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


                                    EXHIBIT A

              BASE COMPENSATION, INCENTIVE PLAN, AND STOCK OPTIONS

             FOR PERIOD OF 1 OCTOBER 2000 THROUGH 30 SEPTEMBER 2001


BASE COMPENSATION: $180,000

INCENTIVE BONUS: To Be Paid Based on FY2001 Audited Financials Within 10 Days of the Availability of Such Financials;

        For Attainment of 100% of Target FY2001 EBIT*
                  25% of Base Compensation
        For Attainment of 125% of Target FY2001 EBIT*
                  50% of Base Compensation
        For Attainment of 150% of Target FY2001 EBIT*
                  100% of Base Compensation

        * EBIT - Earnings Before Interest and Taxes

STOCK OPTIONS: The executive will be granted additional stock options as set by the XATA Board of Directors in the Executive Stock Option Plan that is in effect at the beginning of each new fiscal year in which this Agreement is in effect for this Executive.


         Date: ___________________


         Company: ______________________________________________


         Executive: ____________________________________________




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


EXHIBIT B

                   TERM LIFE INSURANCE BENEFICIARY DECLARATION




Executive:        William Paul Flies
                  28822 Lake Avenue Way
                  Frontenac, MN 55026

Beneficiary:      Linda Berg Flies
                  28822 Lake Avenue Way
                  Frontenac, MN 55026

                  Phone: (651) 345-2641

Death Benefit:    $ 720,000

Carrier:          _____________________________________

Address           _____________________________________

                  _____________________________________

                  _____________________________________

Contact:          _____________________________________

Phone:            _____________________________________




Executive: _______________________________________

                WILLIAM P. FLIES

Date:          ___________________







                                    22 of 23

                                    EXHIBIT C

      PATENTS & TRADEMARKS GRANTED TO EXECUTIVE PRIOR TO DATE OF AGREEMENT



US Patent Office Patents & Trademarks Described in US Patent Documents:
         265049
         274126
         1255901
         1293547
         4297569
         4326125
         4379966
         4436993

EUROPEAN Community Patents & Trademarks Described in ECO Documents:
         277343

CANADIAN Patents & Trademarks Described in Canadian Documents:
         275691
         277343
         1141841
         1161559

STATE of Minnesota Trademarks Described in State of Minnesota Documents:
         7275
         7669
         7861

and Any Other Patents & Trademarks Granted to William Paul Flies, William P.
        Flies, or William Flies by United States, European, Japanese, and/or Minnesota Jurisdictions Prior to 1 January 1985





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